Exhibit 5.1

February 16, 2016

Devon Energy Corporation

333 West Sheridan Ave.

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel for Devon Energy Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended, (the “Securities Act”) of the proposed offer and sale by the selling shareholders (the “Selling Shareholders”) named in the Prospectus Supplement (as defined below) of 23,470,000 shares of the Company’s common stock (the “Common Shares”).

We have participated in the preparation of a prospectus supplement, dated and filed with the Securities and Exchange Commission pursuant to Rule 424(b)(7) (the “Prospectus Supplement”) as of the date hereof and included in a Registration Statement on Form S-3 (Registration No. 333-200922) (the “Registration Statement”), which became effective under the Securities Act when filed on December 12, 2014.

In connection with the opinion expressed herein, we have examined and relied upon, among other things, (i) the Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the issuance to the Selling Shareholders and registration by the Company of the Common Shares, (iii) the Registration Statement and Prospectus Supplement and (iv) such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Common Shares have been validly issued and are duly paid and nonassessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington US 4018229	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com